Exhibit 99.1

CONTACT:	Vince Arnone	Devin Sullivan
	President and CEO	Senior Vice President
	(630) 845-4500	The Equity Group Inc.
(212) 836-9608

FOR IMMEDIATE RELEASE

FUEL TECH REPORTS 2020 FOURTH QUARTER AND FULL YEAR

FINANCIAL RESULTS

WARRENVILLE, Ill. – March 15, 2021 - Fuel Tech, Inc. (NASDAQ: FTEK), a technology company providing advanced engineering solutions for the optimization of combustion systems, emissions control and water treatment in utility and industrial applications, today reported financial results for the fourth quarter (“Q4 2020”) and full year ended December 31, 2020.

“I am proud of how our team addressed the challenges in 2020 brought about by the COVID-19 pandemic and am optimistic about Fuel Tech’s prospects for 2021 and beyond,” said Vincent J. Arnone, President and CEO. “With the closing of our financing in February 2021, we now have approximately $37 million in cash and no debt. We intend to prudently deploy this fresh capital as required to support the growth of our core businesses, accelerate our entry into the dissolved gas infusion / water treatment solutions market, and expand our solutions portfolio with products and technologies that we believe could provide our Company with additional growth potential. We believe that we are well-positioned to capitalize on the anticipated global demand for emissions control solutions and water purification technologies, with near-term demand driven by government policies, public advocacy and financial investment. For 2021, we intend to maintain the lean operating structure that we have created over the last several years and will be guided by a focus on operational excellence, client service, innovation and financial improvement.”

Mr. Arnone continued, “We generated improved performance within our FUEL CHEM® business segment during Q4 2020. This reflects contributions from the installation of our TIFI® Targeted In-Furnace Injection technology on new domestic coal-fired unit accounts and a return to more normalized run rates across our fleet following a period of slower unit activity due to the impact of the COVID-19 pandemic. We are continuing to pursue FUEL CHEM application opportunities in the U.S. where owners of coal-fired power generation boilers seek to remain competitive in dispatch markets via the utilization of lower-cost, lower-quality fuels. Outside the U.S. we are focused on multiple sites, including those that burn high sulfur fuel oil in Mexico, biomass and municipal solid waste units in Europe, and coal at sites in Southeast Asia where power demand and related pricing is high, and slagging is an issue.

“Within our Air Pollution Control (APC) business, we expect to capitalize on continuing opportunities for natural gas and industrial applications, with a focus on our SCR and ULTRA technologies on a global basis. The year 2020 was difficult for our APC business, due in large part to pandemic uncertainties and their impact on industrial purchasing activity. However, we remain intensely focused on providing support for bid requests for custom-engineered solutions that fulfill the unique needs of each of our clients and expect that our markets will improve in 2021 as global economic activity strengthens. Despite an overall slowdown in activity, we entered the new year with a global sales pipeline of $40-50 million.”

DGI™ Dissolved Gas Infusion

“After some pandemic delays in 2020, we are beginning to regain momentum at our Dissolved Gas Infusion (DGITM) business,” Mr. Arnone continued. “Working in support of our technology partner, Kadance Resources, we completed a six-week demonstration at a municipal wastewater treatment facility on the U.S. West Coast in early January. We anticipate supporting a second demonstration at an additional wastewater treatment facility on the West Coast in the second quarter of this year. In February, we completed a demonstration of our DGI technology at a new customer in the pulp and paper business located in the Pacific Northwest. Both demonstrations are currently undergoing stringent data analysis to understand the full and complete benefits of the advanced aeration technology at each site. We expect to complete the data review by early in the second quarter, after which we will assess next steps with respect to commercial development with these accounts. As we continue through 2021, our objective is to advance the development and commercialization of this technology, which will include the design and fabrication of higher capacity DGI equipment delivery systems that we believe will be necessary to address the needs of the majority of our end markets.”

Q4 2020 Consolidated Results Overview

Consolidated revenues increased 26.5% to $6.2 million from $4.9 million in Q4 2019, reflecting higher revenues in both the APC and FUEL CHEM business segments.

Gross margin for Q4 2020 was 41.9% of revenues compared to 0.1% of revenues in Q4 2019. Gross margin in Q4 2020 primarily reflected the mix between APC and FUEL CHEM revenues recognized during the quarter. Gross margin in Q4 2019 included a $2.0 million charge in cost of sales for the period related to an equipment warranty liability with a U.S. APC customer. Excluding the impact of the charge, gross margin in Q4 2019 was 41.1% of revenues. As previously announced, Fuel Tech reached a settlement with its insurance carrier and in Q3 2020 recorded a receivable for the proceeds that reduced cost of sales for the APC business. Collection of the receivable was recorded in Q4 2020.

SG&A expenses declined by 15.3% to $3.8 million from $4.5 million in Q4 2019, reflecting lower administrative and professional services costs.

Net loss from continuing operations narrowed to $(1.5) million, or $(0.07) per share, compared to a net loss from continuing operations of $(4.3) million, or $(0.18) per share, in Q4 2019. Excluding the impact of the insurance settlement, net loss from continuing operations in Q4 2019 was $(2.3) million, or $(0.10) per diluted share.

Consolidated APC segment backlog at December 31, 2020 was $5.3 million, of which $4.9 million was domestic, as compared to backlog at December 31, 2019 of $9.7 million, of which $8.6 million was domestic.

APC segment revenues increased to $2.5 million in Q4 2020 from $1.7 million in Q4 2019, primarily the result of project timing. APC gross margin was $0.7 million, or 29% of revenue, in Q4 2020. In Q4 2019, APC gross margin, including the $2.0 million warranty charge, was $(1.5) million. Excluding the warranty charge, APC gross margin in Q4 2019 was $0.5 million, or 28% of revenue.

FUEL CHEM segment revenues rose to $3.7 million from $3.2 million in Q4 2019, primarily reflecting installations on three new units during Q3 2020. Segment gross margin was 51% in Q4 2020 and 48% in Q4 2019.

Adjusted EBITDA loss was $(1.1) million in Q4 2020 compared to an Adjusted EBITDA loss of $(3.9) million in Q4 2019.

Twelve Month Overview

Consolidated revenues for 2020 were $22.6 million as compared to $30.5 million, due to lower APC and FUEL CHEM revenues.

Consolidated gross margin for full year 2020 and 2019 was 47.2% and 35.5%, respectively, reflecting the factors cited above. Excluding the impact of the $2.6 million insurance settlement and current year claim costs, gross margin in 2020 was 29.8%.

SG&A expenses for 2020 declined by 20.9% to $13.6 million from $17.2 million in 2019, reflecting the Company’s previously completed cost containment initiatives. SG&A attributable to the Company’s China operations was $0.3 million in 2020 as compared to $1.8 million in 2019.

Net loss from continuing operations was $(4.3) million, or $(0.17) per share, in 2020. Net loss from continuing operations in 2019, including the unreimbursed customer remediation costs, was $(7.9) million, or $(0.32) per share. Excluding the impact of the unreimbursed customer remediation costs, net loss from continuing operations in 2019 was $(5.9) million, or $(0.24) per share.

Adjusted EBITDA loss was $(2.9) million in 2020 as compared to $(6.2) million in 2019.

Financial Condition

At December 31, 2020 total cash was $12.6 million including restricted cash of $2.0 million, down from total cash of $13.5 million, including restricted cash of $2.6 million, at December 31, 2019. Stockholders’ Equity was $22.3 million, or $0.88 per share.

As previously announced, on February 17, 2021 Fuel Tech closed a private placement that consisted of 5,000,000 shares of the Company’s common stock and warrants to purchase up to an aggregate of 2,500,000 shares of common stock, at a purchase price of $5.1625 per share and associated warrant, that was priced at-the-market under Nasdaq rules. Total gross proceeds to the Company were approximately $25.8 million before fees and expenses.

Conference Call

Management will host a conference call on Tuesday, March 16, 2021 at 10:00 am EDT / 9:00 am CDT to discuss the results and business activities.

Interested parties may participate in the call by dialing:

●	(877) 423-9820 (Domestic) or
●	(201) 493-6749 (International)

The conference call will also be accessible via the Upcoming Events section of the Company’s web site at www.ftek.com. Following management’s opening remarks, there will be a question-and-answer session. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to dsullivan@equityny.com. For those who cannot listen to the live broadcast, an online replay will be available at www.ftek.com.

About Fuel Tech

Fuel Tech develops and commercializes state-of-the-art proprietary technologies for air pollution control, process optimization, water treatment, and advanced engineering services. These technologies enable customers to operate in a cost-effective and environmentally sustainable manner. Fuel Tech is a leader in nitrogen oxide (NOx) reduction and particulate control technologies and its solutions have been in installed on over 1,200 utility, industrial and municipal units worldwide. The Company’s FUEL CHEM® technology improves the efficiency, reliability, fuel flexibility, boiler heat rate, and environmental status of combustion units by controlling slagging, fouling, corrosion and opacity. Water treatment technologies include DGI™ Dissolved Gas Infusion Systems which utilize a patented nozzle to deliver supersaturated oxygen solutions and other gas-water combinations to target process applications or environmental issues. This infusion process has a variety of applications in the water and wastewater industries, including remediation, aeration, biological treatment and wastewater odor management. Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. For more information, visit Fuel Tech’s web site at www.ftek.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined in Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect Fuel Tech’s current expectations regarding future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Fuel Tech has tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “plan,” “expect,” “estimate,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on information currently available to Fuel Tech and are subject to various risks, uncertainties, and other factors, including, but not limited to, those discussed in Fuel Tech’s Annual Report on Form 10-K in Item 1A under the caption “Risk Factors,” and subsequent filings under the Securities Exchange Act of 1934, as amended, which could cause Fuel Tech’s actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Fuel Tech undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in Fuel Tech’s filings with the Securities and Exchange Commission.

FUEL TECH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$10,640	$10,914
Restricted cash	1,595	2,080
Accounts receivable, net	6,548	6,473
Inventories, net	97	264
Prepaid expenses and other current assets	2,193	1,879
Total current assets	21,073	21,610
Property and equipment, net	5,220	5,662
Goodwill	2,116	2,116
Other intangible assets, net	553	906
Restricted cash	371	507
Right-of-use operating lease assets	394	362
Other assets	361	443
Total assets	$30,088	$31,606
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,353	$2,117
Accrued liabilities:
Operating lease liabilities - current	149	182
Employee compensation	930	519
Other accrued liabilities	2,099	1,976
Total current liabilities	5,531	4,794
Operating lease liabilities - non-current	237	180
Long-term borrowings	1,556	—
Deferred income taxes	134	171
Other liabilities	309	286
Total liabilities	7,767	5,431
Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 25,639,702 and 25,053,480 shares issued, and 25,228,951 and 24,592,578 outstanding in 2020 and 2019, respectively	262	254
Additional paid-in capital	140,138	139,560
Accumulated deficit	(114,603)	(110,325)
Accumulated other comprehensive loss	(1,370)	(1,778)
Nil coupon perpetual loan notes	76	76
Treasury stock, at cost (Note 6)	(2,182)	(1,612)
Total stockholders’ equity	22,321	26,175
Total liabilities and stockholders’ equity	$30,088	$31,606

FUEL TECH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues	$6,216	$4,912	$22,550	$30,467
Costs and expenses:
Cost of sales	3,613	4,883	11,912	19,637
Selling, general and administrative	3,775	4,456	13,600	17,191
Restructuring charge	—	—	—	625
Research and development	297	304	1,177	1,127
Intangible assets abandonment	197	—	197	127
	7,882	9,643	26,886	38,707
Operating loss from continuing operations	(1,666)	(4,731)	(4,336)	(8,240)
Interest (expense) income	(4)	19	(4)	41
Foreign exchange gain	—	370	—	370
Other income (expense), net	35	(7)	119	(8)
Loss from continuing operations before income taxes	(1,635)	(4,349)	(4,221)	(7,837)
Income tax benefit (expense)	92	9	(57)	(14)
Net loss from continuing operations	(1,543)	(4,340)	(4,278)	(7,851)
Loss from discontinued operations	—	—	—	(1)
Net loss	$(1,543)	$(4,340)	$(4,278)	$(7,852)
Net loss per common share:
Basic
Continuing operations	$(0.07)	$(0.18)	$(0.17)	$(0.32)
Discontinued operations	$—	$—	$—	$—
Basic net loss per common share	$(0.07)	$(0.18)	$(0.17)	$(0.32)
Diluted
Continuing operations	$(0.07)	$(0.18)	$(0.17)	$(0.32)
Discontinued operations	$—	$—	$—	$—
Diluted net loss per common share	$(0.07)	$(0.18)	$(0.17)	$(0.32)
Weighted-average number of common shares outstanding:
Basic	24,798,000	24,257,000	24,691,000	24,202,000
Diluted	24,798,000	24,257,000	24,691,000	24,202,000

FUEL TECH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

 (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net loss	$(1,543)	$(4,340)	$(4,278)	$(7,852)
Other comprehensive loss:
Foreign currency translation adjustments	219	(217)	408	(493)
Comprehensive loss	$(1,324)	$(4,557)	$(3,870)	$(8,345)

FUEL TECH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended December 31,
	2020	2019
OPERATING ACTIVITIES
Net loss	$(4,278)	$(7,852)
Loss from discontinued operations	—	1
Net loss from continuing operations	(4,278)	(7,851)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	663	810
Amortization	185	186
Gain on disposal of equipment	(5)	(3)
Provision for doubtful accounts, net of recoveries	(1,026)	421
Deferred income taxes	(38)	—
Stock-based compensation, net of forfeitures	290	574
Intangible assets abandonment	197	127
Excess and obsolete inventory provision	—	(131)
Foreign exchange gain	—	370
Changes in operating assets and liabilities:
Accounts receivable	1,095	11,415
Inventories	171	818
Prepaid expenses, other current assets and other non-current assets	(161)	2,239
Accounts payable	198	(7,331)
Accrued liabilities and other non-current liabilities	2	(5,010)
Net cash used in operating activities - continuing operations	(2,707)	(3,366)
Net cash used in operating activities - discontinued operations	—	(21)
Net cash used in operating activities	(2,707)	(3,387)

INVESTING ACTIVITIES
Purchases of equipment and patents	(247)	(550)
Net cash used in investing activities - continued operations	(247)	(550)
Net cash provided by investing activities - discontinued operations	—	505
Net cash used in investing activities	(247)	(45)

FINANCING ACTIVITIES
Proceeds from Borrowings	1,556	—
Proceeds from Option Exercises	296	—
Taxes paid on behalf of equity award participants	(570)	(128)
Net cash provided by (used in) financing activities	1,282	(128)
Effect of exchange rate fluctuations on cash	777	(998)
Net decrease in cash, cash equivalents and restricted cash	(895)	(4,558)
Cash, cash equivalents and restricted cash at beginning of period	13,501	18,059
Cash, cash equivalents and restricted cash at end of period	$12,606	$13,501

Supplemental Cash Flow Information:
Cash paid for:
Income taxes	$95	$18

FUEL TECH, INC.

BUSINESS SEGMENT FINANCIAL DATA

(in thousands)

Three months ended December 31, 2020	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$2,538	$3,678	$—	$6,216
Cost of sales	(1,801)	(1,812)	—	(3,613)
Gross margin	737	1,866	—	2,603
Selling, general and administrative	—	—	(3,775)	(3,775)
Research and development	—	—	(297)	(297)
Intangible assets abandonment	—	—	(197)	(197)
Operating income (loss) from continuing operations	$737	$1,866	$(4,269)	$(1,666)

Three months ended December 31, 2019	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$1,674	$3,238	$—	$4,912
Cost of sales	(3,194)	(1,689)	—	(4,883)
Gross margin	(1,520)	1,549	—	29
Selling, general and administrative	—	—	(4,456)	(4,456)
Research and development	—	—	(304)	(304)
Intangible assets abandonment	—	—	—	—
Operating (loss) income from continuing operations	$(1,520)	$1,549	$(4,760)	$(4,731)

For the year ended December 31, 2020	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$8,557	$13,993	$—	$22,550
Cost of sales	(4,583)	(7,329)	—	(11,912)
Gross margin	3,974	6,664	—	10,638
Selling, general and administrative	—	—	(13,600)	(13,600)
Restructuring charge	—	—	—	—
Research and development	—	—	(1,177)	(1,177)
Intangible assets abandonment	—	—	(197)	(197)
Operating income (loss) from continuing operations	$3,974	$6,664	$(14,974)	$(4,336)

For the year ended December 31, 2019	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$14,082	$16,385	$—	$30,467
Cost of sales	(11,256)	(8,381)	—	(19,637)
Gross margin	2,826	8,004	—	10,830
Selling, general and administrative	—	—	(17,191)	(17,191)
Restructuring charge	(625)	—	—	(625)
Research and development	—	—	(1,127)	(1,127)
Intangible assets abandonment	—	—	(127)	(127)
Operating income (loss) from continuing operations	$2,201	$8,004	$(18,445)	$(8,240)

FUEL TECH, INC.

GEOGRAPHIC INFORMATION

(in thousands)

Information concerning Fuel Tech’s operations by geographic area is provided below. Revenues are attributed to countries based on the location of the customer. Assets are those directly associated with operations of the geographic area.

For the years ended December 31,	2020	2019
Revenues:
United States	$18,622	$25,882
Foreign	3,928	4,585
	$22,550	$30,467

As of December 31,	2020	2019
Assets:
United States	$24,524	$23,460
Foreign	5,564	8,764
	$30,088	$32,224

FUEL TECH, INC.

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net Loss	$(1,543)	$(4,340)	$(4,278)	$(7,852)
Interest expense, net	(4)	(19)	(4)	(41)
Income tax expense	(92)	(9)	57	14
Depreciation expense	168	166	663	810
Amortization expense	46	68	185	186
EBITDA	(1,425)	(4,134)	(3,377)	(6,883)
Intangible assets abandonment/impairment	197	-	197	127
Stock compensation expense	82	217	290	574
ADJUSTED EBITDA	(1,146)	(3,917)	(2,890)	(6,182)

Adjusted EBITDA

To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense, stock compensation expense, and intangible assets abandonment and building impairment. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.

Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the above financial table.